Ex-Filing Fees

CALCULATION OF FILING FEE TABLES

S-1

Nocera, Inc.

Table 1: Newly Registered and Carry Forward Securities

Line Item Type	Security Type	Security Class Title	Notes	Fee Calculation Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee

Newly Registered Securities
Fees to be Paid	Equity	Common Stock, $0.001 par value per share	(1)	Other	45,000,000	$0.30	$13,500,000.00	0.0001531	$2,065.85

Total Offering Amounts:							$13,500,000.00		2,065.85
Total Fees Previously Paid:
Total Fee Offsets:									0.00
Net Fee Due:									$2,065.85

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Offering Note(s)

(1)	Represents shares of common stock, par value $0.001 per share (the “Conversion Shares”), issuable upon conversion of Series B Convertible Non-Voting Preferred Stock, par value $0.001 per share (the “Series B Preferred Stock”), issued or to be issued pursuant to the Securities Purchase Agreement dated as of August 29, 2025. Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement also covers any additional shares of common stock that may become issuable as a result of stock splits, stock dividends, recapitalizations or similar transactions with respect to the Conversion Shares.

Estimated solely for purposes of calculating the registration fee pursuant to Rule 457(c) under the Securities Act. The proposed maximum offering price per share is based on the floor price of $0.30 as provided in the Certificate of Designation of the Series B Preferred Stock.